Exhibit 99.1

For Immediate Release

Company Contact:	Investor Relations Contact:
Ms. Tong Li, Chief Financial Officer	Ms. Linda Salo, Sr. Financial Writer
Email: litong9955@yahoo.com.cn	Email: linda.salo@ccgir.com
Tel: +86-22-5869-1668	Tel : +1 646-922-0894 (NY office)

Mr. Crocker Coulson, President
Email: crocker.coulson@ccgir.com
Tel: +1-646-213-1915 (NY office)
www.ccgirasia.com

Yayi International Announces Fiscal Year 2009 Results

TIANJIN, CHINA – February 17, 2010 –Yayi International Inc., (OTC Bulletin Board: YYIN) ("Yayi International" or "the Company"), the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children, and adults in the People’s Republic of China (“China”), today announced its financial results for its fiscal year ended October 31, 2009.

Fiscal 2009 Highlights

  Net sales increased 14.0% year-over-year to $24.8 million
  Gross profit rose 18.5% to $16.8 million from fiscal 2008
  Gross margin was 67.7% compared with 65.1% for fiscal 2008
  Operating income increased 15.3% year-over-year to $9.1 million
  Net income was $5.4 million, or $0.22 per diluted share, versus $1.8 million, or $0.05 per diluted share in fiscal 2008
  Excluding non-cash expenses related to the write-off of total debt discount and deferred financing costs on convertible debt, and interest expenses on the Company’s convertible note adjusted net income was $6.1 million, or $0.25 per diluted share, versus adjusted net income of $5.5 million, or $0.22 per diluted share in fiscal 2008

"We are pleased to report solid revenue and impressive gross and operating margins for our most recent fiscal year. Throughout the year our main focus has been on laying the foundation for repositioning our “Milk Goat” brand and expanding our production and distribution channels, while educating both our distributors and consumers regarding the benefits of goat milk" said Ms. Li Liu, Chief Executive Officer of Yayi International. "While our sales were softer in the fourth quarter of fiscal 2009 compared with the corresponding quarter last year as we consciously restrained advertising and promotion efforts and the sales of our planned new products such as goat milk tea drinks, goat milk tablets and coffee mate in order to restructure our product portfolio and refine our marketing strategy, we have focused on the long-term growth of our company and continued positioning our products and broadening our distributor network in order to pave way for future sales growth. We anticipate increased production as our four additional production lines start trial production this summer and we complete our new processing facility by the end of 2010."

Fiscal 2009 Results

For fiscal 2009, net sales increased 14.0% to $24.8 million from $21.8 million for fiscal 2008. Sales volume contributed to approximately 101% of the increase, which was partially offset by a decrease of approximately 1% in the weighted average price at which products were sold. The Company consciously restrained its marketing activities in the fourth quarter, which reduced sales of planned new products such as goat milk tea, goat milk tablets and coffee mate, therefore subsequently resulting in lower net sales compared with its original projections.

Gross profit for fiscal 2009 grew 18.5% to $16.8 million, compared with $14.2 million for the corresponding period last year. Gross profit margin expanded 260 basis points to 67.7% from 65.1% last year, which was primarily attributable to a significant decline in the price of raw goat milk, which hit lows in 2009 in the wake of the melamine scandal that undermined the price of raw cow milk. As goat milk remains a relatively small market compared with cow milk, its price tends to follow that of raw cow milk. The Company expects the price trend for raw goat milk to reverse in 2010 due to a shortage of supply. However, the Company expects that the selling prices of its products will increase in 2010 as well. As such gross margin for 2010 is expected to remain roughly at level with that for 2009.

Operating expenses increased 22.6% to $7.7 million, or 31.1% of net sales, from $6.3 million, or 29.0% of net sales for fiscal 2008. The increase was primarily attributable to the increase in other selling, general administrative expenses, and to a lesser extent, salaries, advertising and promotion expense. Other selling, general and administrative expense increased because of increases in professional fees and expenses, which increased due to the Company’s status as a U.S. public company, and marketing strategy consulting fees, which increased by about $0.5 million because the Company engaged Trout & Partners China to streamline its product portfolio and refine its brand image in order to position and strengthen its “Milk Goat” brand as the premium goat milk brand throughout China. For detailed information about the engagement, please reference the Company’s news release dated December 10, 2009. The balance of the increase in selling, general and administrative expenses was primarily due to freight costs, which increased because of the volume of product shipped. The increase in other selling, general and administrative expense was partially offset by the decrease of other in-store fees, because the Company has been in the process of streamlining its product portfolio. The Company consciously restrained its marketing activities in the fourth quarter and sales of its planned new products such as goat milk tea, goat milk tablets and coffee mate that subsequently resulted in lower sales than its original projections. Salaries increased due to the increase in the average sales rate. The Company’s advertising and promotion expenses as a percentage of sales were 8%, which is similar to last year. The Company increased research and development expenditures by 34.9% for fiscal 2009 from $111,309 in fiscal 2008 to $150,101 as it enhanced its product portfolio. Other operating expenses increased in line with increased net sales.

As a result, operating profit increased 15.3% to $9.1 million, compared with $7.9 million for fiscal 2008. Operating profit margin for fiscal 2009 expanded 40 basis points to 36.6% from 36.2% for fiscal 2008.

Net income for fiscal 2009 was $5.4 million, or $0.22 per weighted average diluted share, compared with $1.8 million, or $0.05 per weighted average diluted share last year. Net income for 2008 included $3.5 million in expenses related to the Company’s reverse merger prior to becoming a publicly traded company in 2008. Excluding aforementioned merger costs and non-cash expenses including write-off of total debt discount and deferred financing costs on convertible debt, and interest expenses on a convertible note, adjusted net income available to common shareholders was $6.1 million, or $0.25 per diluted share for fiscal 2009 compared with $5.5 million, or $0.22 per diluted share for fiscal 2008. For a full reconciliation of net income, please see the reconciliation table below.

Reconciliation of Adjusted Net Income

To supplement the Company's consolidated financial statements for the fiscal years ended October 31, 2009 and October 31, 2008 presented on a GAAP basis, the Company provided adjusted financial information in this release that excludes non-cash expenses including the write-off of total debt discount and deferred financing costs on convertible debt, interest expenses on a convertible note and one-time expenses related to the Company’s reverse merger. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table below.

	FY 2009	FY 2008
Reported net income	5,395,981	1,825,217
Merger costs	-	3,456,784
Adjusted net income	5,395,981	5,282,001
Write-off of liquidated damages	140,000
Write-off on debt issuance costs and accretion of debt discount from warrants and embedded derivatives	487,821	157,304
Interest on convertible note	104,001	42,179
Adjusted net income available to common shareholders	6,127,802	5,481,484
Diluted weighted average number of shares outstanding	25,000,000	24,441,031
Adjusted net income available to common shareholders per diluted shares	0.25	0.22

Financial Condition

As of October 31, 2009, Yayi International held $10.4 million in cash and cash equivalents, $18.2 million in working capital and a current ratio of 2 to 1. Advances were $18.5 million as of October 31, 2009 compared with $9.5 million (including addition of a long-term portion of $3.6 million for purchase of factory and warehouse) as of end of last fiscal year, mainly due to the purchase of factory, warehouse, office building and machinery equipment that are used in its new production facilities in Tianjin and Weinan of Shaanxi Province. At year end, the Company had $7.7 million in short-term debt, including the current portion of long-term loans, and no long-term debt. The current portion of long-term debt is the book value of the Company’s outstanding 8% convertible promissory notes as of October 31, 2009. The convertible notes holders converted the notes into common shares in December 2009. Shareholders' equity was $10.1 million, compared with $4.8 million as of October 31, 2008.

Recent Events

In January 2010, Yayi International co-hosted the "China Goat Milk Industry Development Summit" together with the National Development and Reform Commission and the China Dairy Association in the Great Hall of the People in Beijing on January 22, 2010. The Summit coincided with a nationwide goat milk distributor conference organized by the Company.

In January 2010, Yayi International announced the premiere of a new television advertising campaign that continues to build its brand for its goat milk products nationwide.

In December 2009, holders of the Company’s outstanding 8% convertible promissory notes agreed to convert the notes into common stocks of Yayi International at a conversion price of $1.08 per share. Upon conversion of the notes, Yayi International has issued approximately 1,296,275 shares of its common stock in accordance with the terms of the agreement. The total number of outstanding shares of Yayi International after the conversion is 26,296,275. Including a recent exercise of some warrants, the Company’s total number of outstanding shares as of February 16, 2010 is 26,303,113.

In December 2009, the Company announced that it has engaged Trout & Partners Ltd., a U.S.-based marketing strategy consultancy with a strong presence in China, to assist the Company in refining its product positioning and marketing strategy. The Company is currently working together with Trout to streamline its product portfolio and refine its brand image in order to position and strengthen its “Milk Goat” brand as the premium goat milk brand throughout China.

In November 2009, the Company broke ground on a new facility that is designed to become the largest goat milk production base in China. Once put into production at the end of 2010, the new facility will increase the Company's existing raw milk processing capacity in Shaanxi Province by 400%.

In November 2009, the Company engaged Ernst & Young (China) for assisting the implementation of Sarbanes-Oxley Act Section 404. The engagement reflects the Company’s commitment to instituting best practices in corporate governance and to having a sound internal reporting and controls framework that will provide the basis for healthy and sustainable growth.

Business Outlook

Yayi International reaffirms its plan to complete the addition of four new production lines to its Tianjin processing facility by July 2010, and is currently in the process of expanding processing capacity in Shaanxi. Since sales lag marketing efforts, the Company expects revenue to gain greater momentum starting from the second quarter of fiscal 2010, while the first quarter of 2010 remained largely in line with the fourth quarter of 2009.

For fiscal year ended October 31, 2010, Yayi International expects net sales to be between $43.9 million and $58.6 million. The Company expects to have better visibility in revenue towards the end of March or early April, when it finalizes sales contracts from new distributors following a successful distributor conference in the beginning of 2010.

"The exponential growth in consumer interest after we aired our first TV commercial, combined with the repositioning of our brand and the addition of new distribution channels, indicate strong market potential for our premium goat milk products. This is supported by our diligent expansion plan, which will more than triple our total production capacity for powdered goat milk products by the end of this calendar year. We are confident that consumer awareness will continue to expand as we increase our marketing efforts and further strengthen our brand throughout this year," concluded Ms. Liu.

About Yayi International

Yayi International is the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children and adults in China. Its current formula product lines are targeted at the premium market segment and health-conscious consumers. The Company's distribution network comprises of approximately 3,600 retail points including infant-maternity store chains, supermarkets, and drug stores as well as catalogue sales across China.

Forward-looking Statements:

This press release contains certain statements that may include 'forward-looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial Tables Follow

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	October 31,	October 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$10,368,213	$891,278
Accounts receivables, net of allowances of $46,259 and $41,050	3,037,667	2,603,078
Other receivable, net of allowances of $9,146 and $29,207	1,117,277	122,732
Inventories	2,506,310	3,329,776
Prepaid expenses	83,912	39,702
Advances	18,536,460	5,904,885
Deferred financing cost	18,686	184,846
Total current assets	35,668,525	13,076,297
Property, plant and equipment, net	3,698,981	2,580,385
Construction in progress, net	2,095,904	-
Livestock	107,441	-
Goodwill	278,291	278,787
Deferred financing cost	-	18,686
Advances	-	3,575,186
Deferred tax asset	-	9,402
Other assets	-	5,627
Total assets	$41,849,142	$19,544,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term loans	$6,468,497	$5,274,996
Accounts payable	1,268,253	1,466,745
Other payable and accrued expenses	1,387,105	212,922
Dividend payable	-	4,468,250
Advance from customers	56,350	3,589
Income and other tax payable	1,568,916	1,246,211
Accrued sales return	166,476	243,774
Due to related parties	5,311,472	977,950
Deferred tax liability	2,424	-
Long term loans - current portion	1,227,459	34,089
Total current liabilities	17,456,952	13,928,526
Long-term liabilities:
Long-term loans	-	839,558
Total liabilities	17,456,952	14,768,084
Commitments and contingencies	-	-
PREFERRED STOCK, par value $0.001, 10,000,000 shares authorized, Series A 10% non-cumulative redeemable convertible preferred stock, redemption $9.80 per share plus 25% interest from date of issuance to date of redemption, 1,530,612 shares issued and outstanding	14,264,871	-

STOCKHOLDERS' EQUITY
Common stock, par value $0.001, 100,000,000 shares authorized, 25,000,000 shares issued and outstanding	25,000	25,000
Additional paid in capital	3,234,224	3,228,244
Statutory surplus reserve fund	1,142,397	502,438
Retained earning	5,423,895	667,873
Accumulated other comprehensive income	301,803	352,731
Total stockholders’ equity	10,127,319	4,776,286
Total liabilities and stockholders' equity	$41,849,142	$19,544,370

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year ended
	October 31,
	2009	2008
Net sales	$24,845,685	$21,791,268
Cost of goods sold	8,025,009	7,600,454
Gross profit	16,820,676	14,190,814
Operating expenses
Advertising and promotion expense	1,956,512	1,723,569
Salaries	1,606,774	1,333,775
Other selling, general and administrative expenses	3,586,607	2,735,313
Commission	432,642	405,146
Research and development expense	150,101	111,309
	7,732,636	6,309,112
Operating profit	9,088,040	7,881,702
Other income (expenses)
Merger costs	-	(3,456,784)
Interest income	11,993	7,826
Other income	26,522	40,537
Interest expense	(706,750)	(591,707)
Accretion of debt discount and deferred financing cost	(572,747)	(76,460)
Liquidated damages	(140,000)	-
Other expense	(110,045)	(345,951)
Other expense	(1,491,027)	(4,422,539)
Income before income taxes	7,597,013	3,459,163
Income taxes	(2,201,032)	(1,633,946)
Net income	5,395,981	1,825,217
Other comprehensive income
Foreign currency translation adjustment	(50,928)	442,128
Comprehensive income	$5,345,053	$2,267,345
Basic weighted average number of shares outstanding	25,000,000	23,402,329
Basic earnings per share	$0.22	$0.08
Diluted weighted average number of shares outstanding	25,000,000	24,441,031
Diluted earnings per share	$0.22	$0.05

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	October 31,
	2009	2008
Cash flow from operating activities
Net income	$5,395,981	$1,825,217
Adjustments to reconcile net income to net cash provided by operating activities:
Net foreign currency transaction loss	15,743	196,439
Depreciation of property, plant and equipment	348,561	271,000
Depreciation of livestock	6,126	-
Amortization of deferred financing cost	184,846	180,841
Allowance (recovery) of bad debts-Accounts receivable	5,263	(92,193)
Allowance (recovery) of bad debts-Other receivable	(20,078)	(104,438)
Sales return allowance	(77,770)	82,918
Merger costs from issuance of warrants and common stock	-	3,359,291
Accretion of debt discount	387,901	125,084
(Increase) decrease in operating assets, net of effect of acquisition:
Restricted cash	396	728,670
Accounts receivables	(443,691)	40,242
Other receivables	(974,786)	1,050,228
Inventories	816,331	(1,113,093)
Prepaid expenses	(44,199)	(39,677)
Advances	(340,452)	(362,858)
Other assets	(4,078)	-
Deferred tax and current assets	15,888	(8,953)
Increase (decrease) in operating liability, net of effect of acquisition:
Accounts payable	(194,617)	(1,300,891)
Bills payable	-	(688,713)
Advance from customers	52,713	(129,222)
Income and other tax payable	324,290	54,829
Other payable and accrued expenses	1,080,475	(258,167)
Net cash provided by operating activities	6,534,843	3,816,554
Cash flows from investing activities
Purchase of equipment	(1,465,876)	(183,019)
Advance for construction of office building	-	(1,966,551)
Advance for construction of factory and warehouse	(6,462,478)	(2,928,200)
Advance for acquisition of land use rights	(145,940)	-
Advance for purchase of equipment	(2,091,053)	-
Construction in progress	(2,120,196)	-
Cash acquired from Ardmore	-	23
Cash acquired in subsidiary	-	40,504
Purchase of livestock	(114,939)	-
Purchase of subsidiary	-	(621,284)
Net cash used in investing activities	(12,400,482)	(5,658,527)
Cash flows from financing activities
Proceeds from short term loans	6,681,198	5,440,619
Repayment of short term loans	(5,433,460)	(3,619,991)
Repayment of long term loans	(33,999)	(33,141)
Repayment to minority stockholders	-	(1,257)
Net proceeds from private placement	-	1,001,993
Net proceeds from issuance of Series A preferred stock	14,264,871	-
Dividend paid to previous stockholders of Tianjin Yayi	(2,550,504)	-
Capital contribution from shareholders	5,979	-
Due (from) to related parties	2,426,005	(400,850)
Net cash provided by financing activities	15,360,090	2,387,373
Effect of exchange rate changes in cash	(17,516)	89,561
Net increase in cash and cash equivalents	9,476,935	634,961
Cash and cash equivalents, beginning of year	891,278	256,317
Cash and cash equivalents, end of year	$10,368,213	$891,278
Supplemental disclosure of cash flow information
Cash paid during the period
Interest paid	$604,633	$310,926
Income tax paid	$2,050,646	$1,586,394
Supplemental disclosure of non-cash financing and investing activities;
Repayment of short-term loan from Tianjin Mengyang offset against advances	$877,508	$-
Dividend payable	$-	$4,235,052
Settlement of dividend payable	$1,916,669	$-
Rental deposit applied as advance to construction of factory and warehouse	$-	$644,790
Note payable to Tryant for cancellation of common stock	$-	$250,000
Issuance of Series C warrants for cancellation of common stock	$-	$86,367
Issuance of Series A warrants with convertible notes	$-	$280,726
Issuance of common stock and Series B warrants for finder's fee	$-	$3,344,743
Beneficial conversion feature of convertible notes	$-	$304,800
Deferred financing cost from issuance of Series D warrants	$-	$52,820
Proceeds from convertible note applied to deferred financing cost	$-	$98,007
Deferred financing costs from issuance of Series E warrants to Allied Merit for extension of note payable	$-	$233,547

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